EXHIBIT 10(iii)(A) 14

To:         Rich Rawson

From:    Henry Schacht

Date:     February 14, 2001

Re:        Officer Severance Policy

This is a challenging time for our company. While I am confident in our ability to successfully work through the issues we are facing, I am also aware that our current business climate creates an uncertainty and raises concerns that could distract you from the turnaround work at hand. To address such concerns, I’m pleased to inform you that the Board of Directors has approved your eligibility for enhanced severance coverage in the event;

         1         your employment is terminated by Lucent for reasons other than ‘cause’; or

         2.       you choose to terminate your employment with Lucent within six months of the hire date of the next CEO; or

         3.       you choose to terminate your employment with Lucent because your reporting relationship to me has changed; or

         4.       you choose to terminate your employment with Lucent on or after April 22, 2002 for any reason.

If you choose to invoke the severance policy as described in items 2, 3, or 4, you must give at least three months notice. Upon such notice, the Company will reserve the right to request an additional three months of employment from you.

The severance coverage, that you would receive in the event your employment ends under any of the conditions noted above, is described in Attachment I. This benefit provides for continuation of salary and target bonus for 24 months. During this 24-month paid leave of absence, your stock options and restricted stock units will continue to vest. In addition, your coverage under many of Lucent’s benefit plans, including the medical, dental, stock purchase and savings plans, will continue as normal.

The 24-month paid leave of absence can be used to accrue age and service towards achieving service pension eligibility. Given you current age and years of service, you would be service pension eligible at the end of a 24-month paid leave of absence. And, at the conclusion of a 24-month paid leave of absence, the retirement and termination provisions set forth in each grant’s (stock option and restricted stock units) respective agreement will apply. The vesting and retirement provisions for all your outstanding grants are described in Attachment II.

Also, if you choose to invoke the severance policy as described in items 2, 3, or 4, then the stock options and restricted stock units granted on December 26, 2000 will accelerate, with full vesting occurring on the first day your severance coverage begins. Further communication on these grants and the agreements will be sent to you later this week.

The special severance provisions described in items 2, 3, and 4 do not apply to all officers, so I ask that you keep the terms of this arrangement confidential.

Challenging times can be the most satisfying and rewarding times of our professional lives. With your help we can take our company to new levels of success.

Attachments